Exhibit 99.16

Press Release	Source: Clean Energy Fuels Corp.

Clean Energy Fuels Acquires Texas Landfill Gas Plant to Produce Renewable Gas
Monday August 18, 8:30 am ET

SEAL BEACH, Calif.—(BUSINESS WIRE)—Clean Energy Fuels Corp. (Nasdaq: CLNE - News) has acquired Dallas Clean Energy LLC (DCE) for approximately $19.1 million in cash from Camco International Ltd, a Jersey-based company focused on developing projects and strategies to reduce carbon emissions. Clean Energy has partnered in acquiring and operating the project with Cambrian Energy, a leading landfill gas project development and management company, which owns 30% of DCE.

Dallas Clean Energy owns the McCommas Bluff landfill gas processing plant — the third largest landfill gas operation in the United States. The landfill, owned by the City of Dallas, opened in 1975 and is scheduled to close in 2042. It is estimated that pipeline quality methane gas will continue to be produced for approximately 30 years after the landfill closes.

Clean Energy entered into a $30 million credit facility with PlainsCapital Bank in Dallas, Texas in order to finance the acquisition and anticipated future capital improvements at the landfill.

Atmos Energy Pipeline Company distributes the gas collected from the landfill facility.

“This is a major strategic action for Clean Energy, enabling our company to participate in using renewable biogas introduced into the pipeline system for our account along with traditional natural gas,” said Andrew Littlefair, Clean Energy’s President and CEO. “Use of biogas as a vehicle fuel has enormous potential to both reduce carbon emissions and reduce our dependence on foreign oil by displacing the use of petroleum fuel. Through developing biogas resources, we hope to create programs that will enable our customers to reduce their carbon emissions, lower their costs and increase the Green value of their operations by fueling natural gas vehicles with renewable biogas.”

“Refuse companies, in particular, are seeking our help in making the connection between the methane gas from their landfills and its use for transportation fuel for their truck fleets,” he added.

Clean Energy is the leading provider of natural gas (CNG and LNG) for transportation in North America. It has a broad customer base in the refuse, transit, ports, shuttle, taxi, trucking, airport and municipal fleet markets, fueling more than 14,000 vehicles daily at strategic locations across the United States and Canada. Clean Energy del Peru, Clean Energy’s Peruvian joint venture, operates the world’s largest natural gas vehicle fueling station in Lima, Peru. Information at: www.cleanenergyfuels.com

Cambrian Energy is a leading landfill gas and biogas development and management company. During its 28 years in business, Cambrian Energy has successfully developed more than 50 projects that convert landfill gas or digester gas to commercially useful renewable energy, including 3 other Renewable Natural Gas projects. Information at: www.cambrianenergy.com

The Camco Group is a leading climate change business in the growing carbon and sustainable energy markets. It offers a full range of carbon-related services to public and private organizations worldwide. The Group has a 20-year track record and manages one of the world’s largest carbon credit portfolios. Information at: www.camcoglobal.com

Forward-Looking Statements This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements, including anticipated gas production from the landfill and the timeline for increasing the production levels, the gas reserves in the landfill, and the potential for fueling customers’ vehicles with landfill gas. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Clean Energy Fuels Corp.

News Media

Christine Thomas, 310-559-4955 x103

cthomas@cleanenergyfuels.com

or

Investors

Ina McGuinness, 310-954-1100

Source: Clean Energy Fuels Corp.